Filed Pursuant to Rule 424(b)(3)
Registration No. 333-191706
CARTER VALIDUS MISSION CRITICAL REIT II, INC.
SUPPLEMENT NO. 7 DATED SEPTEMBER 21, 2016
TO THE PROSPECTUS DATED APRIL 27, 2016
This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT II, Inc. (the “Company”), dated April 27, 2016, and Supplement No. 6 dated August 18, 2016, which consolidated and replaced all previous supplements to the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.
The purpose of this prospectus supplement is to describe the anticipated change to our initial public offering prices per Class A share and Class T Share.
Anticipated Change to Our Initial Public Offering Prices
In our prospectus, we disclose that our board of directors will determine an estimated per share net asset value, or NAV, based on the input of our advisor, our audit committee, and one or more independent valuation firms. We anticipate that our board of directors will announce its determination of our estimated per share NAV on or about September 26, 2016, or the Price Announcement Date. We expect that our board of directors will determine that it will be appropriate to change the offering price per Class A share and offering price per Class T share for any purchases of our Class A shares and Class T shares on or after the Price Announcement Date. We will continue to offer shares of our common stock in our primary offering at the current price of $10.00 per Class A share and $9.574 per Class T share through the close of business on the business day immediately prior to the Price Announcement Date (which we anticipate will be on or about September 23, 2016) for all subscriptions received in good order and fully funded by such date, and all issuances of our shares of common stock pursuant to our distribution reinvestment plan, or the DRIP, through the close of business on the business day immediately prior to the Price Announcement Date will continue to reflect a price of $9.50 per Class A share and $9.095 per Class T share. Effective on the Price Announcement Date, we expect to begin offering shares of our common stock at the revised primary offering prices, which will reflect the estimated per share NAV determined by our board of directors, plus any applicable per share up-front selling commissions and dealer manager fees, and may be different from our current primary offering prices of $10.00 per Class A share and $9.574 per Class T share. In addition, we expect that all issuances of our shares of common stock pursuant to our DRIP on or after the Price Announcement Date will reflect the estimated per share NAV determined by our board of directors, which may be different from our current per share DRIP offering prices of $9.50 per Class A share and $9.095 per Class T share.

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